Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	July 26, 2021
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2021 SECOND QUARTER FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended June 30, 2021 and 2020:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended June 30, 2021, net income was $6.6 million, or $.48 per diluted share, as compared to $4.7 million, or $.34 per diluted share, during the second quarter of 2020.

As calculated on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our funds from operations (“FFO”), were $12.6 million, or $.92 per diluted share, during the second quarter of 2021, as compared to $11.4 million, or $.83 per diluted share, during the second quarter of 2020.

Our financial results for the three-month period ended June 30, 2021 include a gain of $1.3 million, or $.09 per diluted share, related to the sale of the Children’s Clinic at Springdale, a medical office building located in Springdale, AR, as discussed below.  After adjusting the reported results for the three-month period ended June 30, 2021 for the $1.3 million gain, as computed on the Supplemental Schedule, our adjusted net income was $5.3 million, or $.39 per diluted share, during the second quarter of 2021.

The increase in our adjusted net income of $617,000, or $.05 per diluted share, during the second quarter of 2021, as compared to the second quarter of 2020, was due to: (i) an increase of $554,000, or $.04 per diluted share, resulting from an aggregate net increase in the income generated at various properties, including the income recorded in connection with the newly constructed Clive Behavioral Health facility, a 100-bed behavioral health care facility located in Clive, Iowa, that was completed in late December, 2020; (ii) an increase of $230,000, or $.02 per diluted share, in bonus rental earned on the three hospital facilities leased to subsidiaries of Universal Health Services, Inc. (“UHS”), partially offset by; (iii) a decrease of $167,000, or $.01 per diluted share, due to an increase in our interest expense.

During the second quarter of 2021, as compared to the second quarter of 2020, our FFO increased $1.3 million, or $.09 per diluted share.  The increase was due primarily to the $617,000, or $.05 per diluted share, of increased adjusted net income, as discussed above, as well as an increase in depreciation and amortization expense, largely due to the depreciation expense recorded in connection with the Clive Behavioral Health facility.

Consolidated Results of Operations - Six-Month Periods Ended June 30, 2021 and 2020:

For the six-month period ended June 30, 2021, net income was $12.2 million, or $.89 per diluted share, as compared to $9.3 million, or $.67 per diluted share during the first six months of 2020.

As calculated on the Supplemental Schedule, our FFO were $25.4 million, or $1.84 per diluted share, during the first six months of 2021, as compared to $22.6 million, or $1.64 per diluted share, during the first six months of 2020.

After adjusting the reported results for the six-month period ended June 30, 2021 for the above-mentioned $1.3 million gain recorded during the second quarter of 2021, as computed on the Supplemental Schedule, our adjusted net income was $10.9 million, or $.79 per diluted share, during the first six months 2021.

The increase in our adjusted net income of $1.6 million, or $.12 per diluted share, during the first six months of 2021, as compared to the comparable period of 2020, was due to: (i) an increase of $1.1 million, or $.08 per diluted share, resulting from an net aggregate increase net income, resulting primarily from the income generated at various properties, including the income recorded in connection with the newly constructed Clive Behavioral Health facility, and; (ii) an increase of $546,000, or $.04 per diluted share, in bonus rental earned on the three hospital facilities leased to subsidiaries of UHS.

During the first six months of 2021, as compared to the comparable period of 2020, our FFO increased $2.8 million, or $.20 per diluted share. The increase was due primarily to the $1.6 million, or $.12 per diluted share, of increased adjusted net income, as discussed above, as well as an increase in depreciation and amortization expense, largely due to the depreciation expense recorded in connection with the Clive Behavioral Health facility.

Dividend Information:

The second quarter dividend of $.70 per share, or $9.6 million in the aggregate, was declared on June 2, 2021 and paid on June 30, 2021.

Capital Resources Information:

At June 30, 2021 we had $258.2 million of borrowings outstanding pursuant to the terms of our credit agreement and $86.7 million of available borrowing capacity as of that date, net of outstanding borrowings and letters of credit.

On July 2, 2021, we entered into an amended and restated credit agreement which increased the borrowing capacity to $375 million (from $350 million previously) and extended the maturity date to July, 2025 (from March, 2022 previously). We have the option to extend the maturity date for up to two additional six-month periods.

Divestitures, Acquisitions and Planned Divestitures:

During and subsequent to the second quarter of 2021, we completed two transactions and entered into two agreements, with non-related parties, as part of a series of anticipated tax deferred like-kind exchange transactions pursuant to Section 1031 of the Internal Revenue Code, related to the following properties:

Completed Divestiture:

Children’s Clinic at Springdale: In June, 2021, we sold this medical office building (“MOB”) located in Springdale, AR for a sale price of approximately $3.2 million, net of closing costs.  This divestiture resulted in a gain of approximately $1.3 million which is included in our consolidated statement of income for the three and six-month periods ended June 30, 2021.

Completed Acquisition:

Fire Mesa Office Building: In May, 2021, we acquired this building located in Las Vegas, Nevada, for a purchase price of approximately $12.9 million.  The building, which is 100% leased under the terms of a triple net lease by a wholly-owned subsidiary of UHS, has approximately 44,000 rentable square feet. The lease on this building is scheduled to expire on August 31, 2027 and has two five-year renewal options.

Planned Divestitures:

Auburn Medical Office Building II – In July, 2021, we entered into an agreement to sell this 41,311 square foot, multi-tenant MOB located in Auburn Washington. The potential buyer of the property has the right to terminate the agreement for any reason until August 19, 2021, or later if extended subject to certain conditions. Therefore, we can provide no assurance that this transaction will be completed. The closing date on the sale of the property is scheduled to occur no later than November 1, 2021.  The assets and liabilities related to this property are included in “Assets held for sale” or “Liabilities of properties held for sale” on our Consolidated Balance Sheet as of June 30, 2021.

Corpus Christi, TX – In July, 2021, we entered into an agreement to sell this 69,700 square foot, and currently vacant, former sub-acute hospital located in Corpus Christi, Texas. The potential buyer of the property has the right to terminate the agreement for any reason until July 30, 2021. Therefore, we can provide no assurance that this transaction will be completed. The closing date on the sale of the property is scheduled to occur no later than September 28, 2021.  The assets and liabilities related to this property are included in “Assets held for sale” or “Liabilities of properties held for sale” on our Consolidated Balance Sheet as of June 30, 2021.

Disclosures Related to Certain Facilities:

Southwest Healthcare System, Inland Valley Campus:

As previously disclosed, a wholly-owned subsidiary of UHS has notified us that it is planning to terminate the existing lease on Southwest Healthcare System, Inland Valley Campus, upon the scheduled expiration of the current lease term on December 31, 2021. As permitted pursuant to the terms of the lease, UHS has the right to purchase the leased property at its appraised fair market value at the end of the existing lease term. However, UHS has proposed exchanging potential substitution properties, with an aggregate fair market value substantially equal to that of Southwest Healthcare System, Inland Valley Campus, in return for the real estate assets of the Inland Valley Campus.  The proposed substitution properties consist of one acute care hospital (including a behavioral health pavilion) and a newly constructed behavioral health hospital. The Independent Trustees of our Board of Trustees have approved the proposed property substitution subject to satisfactory due diligence and completion of definitive agreements. The effective date of the property substitution is expected to coincide with the scheduled lease maturity date of December 31, 2021. Pursuant to the terms of the lease on the Inland Valley Campus, we earned $2.2 million of lease revenue during the six-month period ended June 30, 2021 ($1.3 million in base rental and $892,000 in bonus rental) and $4.4 million of lease revenue during the year ended December 31, 2020 ($2.6 million in base rental and $1.8 million in bonus rental).

Kindred Hospital Chicago Central:

Also as previously disclosed, the existing lease on Kindred Hospital Chicago Central, a 95-bed specialty hospital located in Chicago, Illinois, is scheduled to expire on December 31, 2021. The tenant of the facility notified us that they do not intend to renew the lease upon its scheduled expiration. We have begun marketing this property to potential new tenants. However, should this property be vacant for an extended period of time, or should we experience a decrease in the lease rate on a future lease as compared to the current lease, or incur substantial renovation costs to make the property suitable for another operator/tenant, our future results of operations could be unfavorably impacted.  Pursuant to the terms of the lease, we earned approximately $780,000 of lease revenue during the six-month period ended June 30, 2021 and approximately $1.6 million of lease revenue during the twelve-month period ended December 31, 2020.

PeaceHealth Medical Clinic:

The existing lease on the PeaceHealth Medical Clinic, an MOB located in Bellingham, Washington, consisting of approximately 99,000 rentable square feet, was scheduled to expire on December 31, 2021.  In July, 2021, the lease was renewed for an additional seven year term, extending the scheduled expiration date to January 31, 2029. The tenant also has two additional five-year renewal terms. Additionally, the tenant has the right of first offer to purchase the property if the property is marketed by us; and the tenant has an option to purchase the property at the end of the lease term at the then fair market value.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human-service related facilities including acute care hospitals, behavioral health care hospitals, specialty hospitals, medical/office buildings, free-standing emergency departments and childcare centers. We have investments in seventy-three properties located in twenty states.

This press release contains forward-looking statements based on current management expectations.  Numerous factors, including those disclosed herein, those related to the anticipated impact of COVID-19 on our financial results, as well as the operations and financial results of each of our tenants, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements in our Form 10-K for the year ended December 31, 2020 and in Item 2-Forward-Looking Statements and Certain Risk Factors in our Form 10-Q for the quarter ended March 31, 2021), may cause the results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Many of the factors that could affect our future results are beyond our control or ability to predict, including the impact of the COVID-19 pandemic. Future operations and financial results of our tenants, and in turn ours, could be materially impacted by developments related to COVID-19.   Such developments include, but are not limited to, the length of time and severity of the spread of the pandemic; the volume of cancelled or rescheduled elective procedures and the volume of COVID-19 patients treated by the operators of our hospitals and other healthcare facilities; measures our tenants are taking to respond to the COVID-19 pandemic; the impact of government and administrative regulation and stimulus on the health care industry; declining patient volumes and unfavorable changes in payer mix caused by deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients as the result of business closings and layoffs); potential disruptions to clinical staffing and shortages and disruptions related to supplies required for our tenants’ employees and patients; and potential increases to expenses incurred by our tenants related to staffing, supply chain or other expenditures.  There may be significant declines in future bonus rental revenue earned on our hospital properties leased to subsidiaries of UHS to the extent that each hospital experiences a significant decline in patient volumes. We believe that the underlying businesses operated by certain of our other tenants have been, at various times, either temporarily closed entirely or operating at substantially reduced hours. These factors may result in the inability or unwillingness on the part of some of our tenants to make timely payment of their rent to us at current levels or to seek to amend or terminate their leases which, in turn, would have an adverse effect on our occupancy levels and our revenue and cash flow and the value of our properties, and potentially, our ability to maintain our dividend at current levels. Due to COVID-19 restrictions and its impact on the economy, we may experience a decrease in prospective tenants which could unfavorably impact the volume of new leases, as well as the renewal rate of existing leases. The COVID-19 pandemic may delay our construction projects which could result in increased costs and delay the timing of opening and rental payments from those projects, although no such delays have yet occurred. The COVID-19 pandemic could also impact our indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financing perspective; and changes in general economic conditions nationally and regionally in the markets our properties are located resulting from the COVID-19 pandemic. We are not able to quantify the impact that these factors will have on our future operations, but developments related to the COVID-19 pandemic could have a material adverse impact on our future financial results.

We believe that, if and when applicable, adjusted net income and adjusted net income per diluted share (as reflected on the Supplemental Schedule), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are non-recurring or non-operational in nature including items such as, but not limited to, gains on transactions.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of gains, such as gains on transactions during the periods presented.  To the extent a REIT recognizes a gain or loss with respect to the sale of incidental assets, such as the sale of land peripheral to operating properties, the REIT has the option to exclude or include such gains and losses in the calculation of FFO.  We have opted to exclude gains and losses from sales of incidental assets in our calculation of FFO.  FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2020. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Six Months Ended June 30, 2021 and 2020

(amounts in thousands, except share information)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Lease revenue - UHS facilities (a.)	$7,265	$5,981	$14,397	$11,862
Lease revenue - Non-related parties	13,117	12,843	26,209	25,685
Other revenue - UHS facilities	207	221	433	435
Other revenue - Non-related parties	287	236	536	506
	20,876	19,281	41,575	38,488
Expenses:
Depreciation and amortization	6,951	6,381	13,738	12,761
Advisory fees to UHS	1,089	1,027	2,151	2,043
Other operating expenses	5,903	5,576	11,505	10,959
	13,943	12,984	27,394	25,763
Income before equity in income of unconsolidated limited liability companies ("LLCs"), gain on sale and interest expense	6,933	6,297	14,181	12,725
Equity in income of unconsolidated LLCs	567	419	1,038	854
Gain on sale of real estate assets	1,304	-	1,304	-
Interest expense, net	(2,183)	(2,016)	(4,316)	(4,325)
Net income	$6,621	$4,700	$12,207	$9,254
Basic earnings per share	$0.48	$0.34	$0.89	$0.67
Diluted earnings per share	$0.48	$0.34	$0.89	$0.67

Weighted average number of shares outstanding - Basic	13,753	13,739	13,751	13,737
Weighted average number of shares outstanding - Diluted	13,776	13,761	13,773	13,759

(a.) Includes bonus rental on UHS acute-care hospital facilities of $1,648 and $1,417 for the three-month periods ended June 30, 2021 and 2020, respectively, and $3,343 and $2,797 for the six-month periods ended June 30, 2021 and 2020, respectively.

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Three Months Ended June 30, 2021 and 2020

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	June 30, 2021		June 30, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$6,621	$0.48	$4,700	$0.34
Adjustments:	-	-	-	-
Less: Gain on sale of real estate assets	(1,304)	(0.09)	-	-
Subtotal adjustments to net income	(1,304)	(0.09)	-	-
Adjusted net income	$5,317	$0.39	$4,700	$0.34

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	June 30, 2021		June 30, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$6,621	$0.48	$4,700	$0.34
Plus: Depreciation and amortization expense:
Consolidated investments	6,951	0.50	6,381	0.47
Unconsolidated affiliates	374	0.03	293	0.02
Less: Gain on sale of real estate assets	(1,304)	(0.09)	-	-
FFO	$12,642	$0.92	$11,374	$0.83
Dividend paid per share		$0.700		$0.690

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Six Months Ended June 30, 2021 and 2020

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Six Months Ended		Six Months Ended
	June 30, 2021		June 30, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$12,207	$0.89	$9,254	$0.67
Adjustments:	-	-	-	-
Less: Gain on sale of real estate assets	(1,304)	(0.10)	-	-
Subtotal adjustments to net income	(1,304)	(0.10)	-	-
Adjusted net income	$10,903	$0.79	$9,254	$0.67

Calculation of Funds From Operations (“FFO”)

	Six Months Ended		Six Months Ended
	June 30, 2021		June 30, 2020
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$12,207	$0.89	$9,254	$0.67
Plus: Depreciation and amortization expense:
Consolidated investments	13,738	1.00	12,761	0.93
Unconsolidated affiliates	736	0.05	579	0.04
Less: Gain on sale of real estate assets	(1,304)	(0.10)	-	-
FFO	$25,377	$1.84	$22,594	$1.64
Dividend paid per share		$1.395		$1.375

Universal Health Realty Income Trust

Consolidated Balance Sheets

(amounts in thousands, except share information)

(unaudited)

	June 30,	December 31,
	2021	2020
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$601,840	$605,292
Accumulated depreciation	(222,804)	(216,648)
	379,036	388,644
Land	55,843	55,157
Net Real Estate Investments	434,879	443,801
Investments in limited liability companies ("LLCs")	9,067	4,278
Other Assets:
Cash and cash equivalents	9,733	5,742
Lease and other receivables from UHS	3,966	3,199
Lease receivable - other	7,250	7,504
Intangible assets (net of accumulated amortization of $17.0 million and $19.5 million, respectively)	11,071	11,742
Right-of-use land assets, net	8,899	8,914
Deferred charges and other assets, net	7,277	8,829
Assets held for sale	11,900	-
Total Assets	$504,042	$494,009
Liabilities:
Line of credit borrowings	$258,200	$236,200
Mortgage notes payable, non-recourse to us, net	57,902	58,895
Accrued interest	342	351
Accrued expenses and other liabilities	12,050	19,802
Ground lease liabilities, net	8,899	8,914
Tenant reserves, deposits and deferred and prepaid rents	11,100	10,842
Liabilities of properties held for sale	185	-
Total Liabilities	348,678	335,004
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2021 - 13,783,442; 2020 - 13,771,287	138	138
Capital in excess of par value	267,951	267,368
Cumulative net income	692,934	680,727
Cumulative dividends	(804,632)	(785,413)
Accumulated other comprehensive (loss)/income	(1,027)	(3,815)
Total Equity	155,364	159,005
Total Liabilities and Equity	$504,042	$494,009